Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 19, 2017
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2017, net income was $2,830,000, or $0.35 per diluted common share, compared to $2,207,000, or $0.27 per diluted common share, for the prior quarter and $1,904,000, or $0.24 per diluted common share for the same period a year ago.

Consolidated net income for the six months ended June 30, 2017 totaled $5,037,000, or $0.62 per diluted share, representing an increase of 47.6% compared to $3,413,000, or $0.42 per diluted share for the six months ended June 30, 2016. Settlement payments totaling $938,000 were received in the second quarter from service providers in connection with the Mother Lode Bank acquisition. The settlements, strong loan production and higher yields on cash balances were the primary drivers in the year-to-date net income increase of $1,624,000.

Net interest income was $8,455,000 for the three months ended June 30, 2017, compared to $8,082,000 for the prior quarter and $8,106,000 for the same period last year. The increase is the result of organic loan growth during the trailing twelve months. The Company’s net interest margin for the three months ended June 30, 2017 was 3.74%, compared to 3.69% for the prior quarter, and 4.03% for the same period last year. The decrease compared to the same period last year is mainly due to loan discount accretion on purchased credit impaired loans recorded during the second quarter of 2016. However, recent interest rate increases have provided a positive offset given our high cash balances, as evidenced by the increase in net interest margin over the prior quarter.

Non-interest income for the three months ended June 30, 2017 totaled $2,036,000, compared to $1,471,000 during the prior quarter, and $1,056,000 for the same period last year. The increase compared to prior periods is mainly due to the $938,000 merger-related settlement payment as described above. Compared to the prior quarter, this settlement was partially offset by significant gains on called investment securities recorded during the first quarter of 2017.

Non-interest expense for the three months ended June 30, 2017 totaled $6,076,000, compared to $6,207,000 during the prior quarter, and $6,187,000 for the same period last year. Reductions in non-interest expense compared to the prior quarters are partially due to increased deferred loan costs as a result of higher loan originations, and an $85,000 non-recurring legal expense recovery associated with one OREO property recorded during the second quarter of 2017.

Total assets were $1.02 billion as of June 30, 2017, an increase of $30.6 million over March 31, 2017 and $94.9 million over June 30, 2016. Gross loans were $623.8 million as of June 30, 2017, an increase of $10.9 million over March 31, 2017, and an increase of $44.0 million over June 30, 2016. Total deposits were $925.8 million as of June 30, 2017, an increase of $26.6 million over March 31, 2017, and an increase of $87.3 million over June 30, 2016.

“We are pleased to report another solid quarter of earnings. Stable growth across the board fueled bottom line results and is a testament to our constant effort to create quality relationships with our clients,” stated Chris Courtney, President and CEO. “We are confident it will earn us the opportunity to serve more and more families and businesses in the communities we call home,” he concluded.

Non-performing assets as of June 30, 2017 were $3,242,000, or 0.32% of total assets, compared to $3,777,000, or 0.38% of total assets, as of March 31, 2017, and $3,884,000, or 0.42%, at June 30, 2016. The reduction at June 30, 2017 is due to paydowns received from one delinquent borrower during the quarter. The loan growth slightly outpaced the provision for loan losses of $35,000 during the second quarter of 2017, thus decreasing the allowance for loan losses to 1.26% of gross loans at June 30, 2017 compared to 1.28% at March 31, 2017 and 1.32% at June 30, 2016.

Concurrent with the earnings announcement, the Board of Directors of Oak Valley Bancorp declared the payment of a cash dividend of $0.125 per share of common stock to its shareholders of record at the close of business on July 31, 2017. The distribution will amount to approximately $1,011,000. The payment date will be August 10, 2017. This is the second dividend payment made by the Company in 2017.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2017	2017	2016	2016	2016

Net interest income	$8,455	$8,082	$8,049	$7,829	$8,106
Provision for loan losses	35	-	69	90	125
Non-interest income	2,036	1,471	1,242	1,077	1,056
Non-interest expense	6,076	6,207	6,017	5,924	6,187
Net income before income taxes	4,380	3,346	3,205	2,892	2,850
Provision for income taxes	1,550	1,139	883	962	946
Net income	$2,830	$2,207	$2,322	$1,930	$1,904

Earnings per common share - basic	$0.35	$0.27	$0.29	$0.24	$0.24
Earnings per common share - diluted	$0.35	$0.27	$0.29	$0.24	$0.24
Dividends paid per common share	$-	$0.125	$-	$0.120	$-
Return on average common equity	13.14%	10.73%	11.07%	9.28%	9.48%
Return on average assets	1.14%	0.91%	0.95%	0.82%	0.85%
Net interest margin (1)	3.74%	3.69%	3.68%	3.73%	4.03%
Efficiency ratio (2)	61.06%	63.84%	60.79%	62.08%	62.48%

Capital - Period End
Book value per common share	$10.89	$10.40	$10.19	$10.24	$10.14

Credit Quality - Period End
Nonperforming assets/ total assets	0.32%	0.38%	0.42%	0.43%	0.42%
Loan loss reserve/ gross loans	1.26%	1.28%	1.28%	1.29%	1.32%

Period End Balance Sheet
($ in thousands)
Total assets	$1,020,495	$989,879	$1,002,110	$947,017	$925,635
Gross loans	623,809	612,894	610,949	602,569	579,774
Nonperforming assets	3,242	3,777	4,247	4,099	3,884
Allowance for loan losses	7,854	7,827	7,832	7,767	7,680
Deposits	925,786	899,169	914,093	859,756	838,458
Common equity	88,100	84,061	82,450	82,858	81,993

Non-Financial Data
Full-time equivalent staff	164	159	161	158	158
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,089,705	8,082,205	8,088,455	8,093,555	8,088,155
Period average - basic	8,062,026	8,041,829	8,032,380	8,030,782	8,028,332
Period average - diluted	8,080,030	8,071,768	8,066,575	8,063,381	8,060,464

Market Ratios
Stock Price	$13.90	$13.20	$12.55	$10.20	$9.75
Price/Earnings	9.87	11.86	10.94	10.70	10.25
Price/Book	1.28	1.27	1.23	1.00	0.96

	Six Months Ended June 30,
($ in thousands, except per share)	2017	2016

Net interest income	$16,537	$15,648
Provision for (reversal of) loan losses	35	325
Non-interest income	3,507	2,093
Non-interest expense	12,283	12,374
Net income before income taxes	7,726	5,042
Provision for income taxes	2,689	1,629
Net income	$5,037	$3,413

Earnings per common share - basic	$0.63	$0.43
Earnings per common share - diluted	$0.62	$0.42
Dividends paid per common share	$0.125	$0.120
Return on average common equity	11.96%	8.59%
Return on average assets	1.02%	0.76%
Net interest margin (1)	3.72%	3.90%
Efficiency ratio (2)	62.42%	64.89%

Capital - Period End
Book value per common share	$10.89	$10.14

Credit Quality - Period End
Nonperforming assets/ total assets	0.32%	0.42%
Loan loss reserve/ gross loans	1.26%	1.32%

Period End Balance Sheet
($ in thousands)
Total assets	$1,020,495	$925,635
Gross loans	623,809	579,774
Nonperforming assets	3,242	3,884
Allowance for loan losses	7,854	7,680
Deposits	925,786	838,458
Common equity	88,100	81,993

Non-Financial Data
Full-time equivalent staff	164	158
Number of banking offices	16	16

Common Shares outstanding
Period end	8,089,705	8,088,155
Period average - basic	8,051,983	8,018,467
Period average - diluted	8,075,922	8,056,120

Market Ratios
Stock Price	$13.90	$9.75
Price/Earnings	11.02	11.42
Price/Book	1.28	0.96

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.